EURAMAX HOLDINGS, INC. ANNOUNCES CHANGE IN CEO
Norcross, GA, November 8, 2013 - Euramax International, Inc. today announced that Mitchell B. Lewis, President, Chief Executive Officer and Director, will step down from such roles after leading the Company as its President and CEO for the past five years.  Mr. Lewis will continue in an advisory role while the Board of Directors conducts a search for his replacement.  Mr. Michael Lundin, Chairman of the Board, will serve as interim President and CEO until the search process is completed.
Mr. Lewis, an executive with Euramax prior to its management buyout from Alumax Inc. in 1996, served in increasing roles of responsibility during his tenure with the Company. He was promoted to the role of the President of Amerimax Building Products in 1993.  Beginning in April 1998, he assumed additional responsibilities as the Company’s Senior Vice President, Executive Vice President and Chief Operating Officer until he was named President and Chief Executive Officer in February 2008. Mr. Lewis was instrumental in the strategic growth of the Company and providing leadership to the Euramax organization through challenging North American and European markets.
"Serving as the CEO of Euramax has been one of the most rewarding experiences of my career. Euramax’s associates are dedicated to providing outstanding service to our customers, driving the organization through business development and creating growth and development opportunities for the Euramax family. I have been fortunate to be part of their team. I am confident that Euramax’s strong management team will provide the leadership for the Company to continue the momentum we currently enjoy in the months and years ahead. I would like to thank the Board for its support of this transition.”
"I would like to commend Mitch for his leadership of Euramax through some challenging economic times," said Michael Lundin, Chairman of the Board. "Mitch not only succeeded in the completion of the Company's restructuring in 2009 and subsequent full refinancing in 2011, but he also kept the organization focused on its customers and operations during his tenure. We thank him for his years of service and wish him well in his future endeavors."
Forward Looking Statements
Certain statements contained in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities, anticipated costs of revenues, product mix, research and development and selling, general and administrative activities, and liquidity and capital needs and resources. When used in this report, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
Contact
Mary Cullin, Senior Vice President and Chief Financial Officer
Phone: 770-449-7066